Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-249022 and 333-227513 on Form S-3 and Registration Statement Nos. 333-274623, 333-272384, 333-267539, 333-213888, 333-220517, 333-227490, 333-233499, 333-236925, 333-248992, and 333-259700 on Form S-8 of our reports dated September 19, 2024, relating to the financial statements of Nutanix, Inc. and the effectiveness of Nutanix, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended July 31, 2024.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

September 19, 2024